Exhibit 99.2

September 11, 2015

FACT SHEET: U.S. Advanced Centrifuge Research:

Current Program and Impact of Funding Reductions

Background on Current Program (ACTDO Agreement):

Oak Ridge National Laboratory was tasked by the U.S. Department of Energy to assist in developing a path forward for achieving a reliable and economical domestic uranium enrichment capability that supports U.S. national security requirements. To that end, in May 2014, the Laboratory initiated the American Centrifuge Technology Demonstration and Operation (ACTDO) agreement. Under the ACTDO agreement, ORNL contracted with Centrus for research, development and demonstration of Centrus’ American Centrifuge Technology — the only U.S.-origin uranium enrichment technology currently available for national and energy security purposes.

With revenues from the contract, Centrus has been operating a cascade of the world’s most advanced centrifuges in Piketon, Ohio, to demonstrate the long-term performance and reliability of the machines under actual operating conditions. Our team of scientists, engineers, and technicians have validated the safety and effectiveness of the machines. In addition, the team has been identifying, implementing, and testing upgrades to the design to deliver further improvements in cost, performance, and reliability.

Impact of Funding Reductions:

The reduced funding will allow for the continued operation of the test facility and engineering capability in Oak Ridge, Tennessee, but will not support ongoing centrifuge operations in Piketon, Ohio. Centrus currently employs 280 technical and other staff in Piketon.

The funding reduction would have a significant impact on the project’s skilled workforce, which today has 3,400 combined years of experience with advanced centrifuges for uranium enrichment – a classified and highly specialized technology. This expertise is critical to the United States’ ability to deploy a national security capability in the future.

The company will evaluate possible options for the Ohio facility. Full demobilization of the plant — and the loss of significant operational expertise — could raise costs and technical risk while extending the construction timeline of any subsequent effort to reconstitute that capability.